AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WORTHY FINANCIAL, INC.

FIRST: The name of the corporation (hereinafter called the "**Corporation**") is Worthy Financial, Inc.

SECOND: The address. including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The registered agent in charge thereof is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is Twelve Million (12,500,000) shares of which Ten Million (10,000,000) shares shall be Common Stock, par value $0.0001 per share and Two Million (2,500,000) shares shall be Preferred Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority given in this paragraph. The number of authorized shares of any class or series of stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, but not below the number of shares thereof then outstanding or, in the case of Common Stock, required to be reserved for the conversion of any convertible securities or the exercise of any options or other instruments, in either case which are convertible or exercisable into shares of Common Stock.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The power to adopt, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iii) is or was serving at

the request of the Corporation as an officer of another corporation, provided that such person is or was at the time a director of the Corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Delaware General Corporation Law, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation or an officer. employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

**AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WORTHY FINANCIAL, INC.**

Worthy Financial, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), certifies that:

A. The name of the Corporation is Worthy Financial, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 24, 2016, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 8, 2017 (the "**Existing Certificate of Incorporation**").

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Existing Certificate of Incorporation.

C. The text of the Existing Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Worthy Financial, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jungkun Centofanti, a duly authorized officer of the Corporation, on July 29, 2020.

**Jungkun Centofanti,
Senior Vice President and
Corporate Secretary**